Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated September 19, 2006, except for Note 3 and Note 4 for which the date is November 3, 2006, on the financial statements of Highwater Ethanol, LLC as of June 30, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (May 2, 2006) to June 30, 2006 in the Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement of Highwater Ethanol, LLC dated on or about December 22, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Certified Public Accountants

Minneapolis, Minnesota
December 22, 2006